SALES AND PURCHASE AGREEMENT

THIS SALES AND PURCHASE AGREEMENT (the "Agreement") is made as of 19 January 2007 by and between:

1. New Dragon Asia Food Limited, a corporation incorporated the British Virgin Islands (hereinafter referred to as the "Seller"); and

2. Mr. CHAN Kong Sang, a Hong Kong Citizen (hereinafter refereed to as the "Buyer")

WHEREAS:

a) The Seller owns 34,823,954 common shares of US listed company New Dragon Asia Corporation (listed in AMEX: NWD).

b) The Seller had agreed to sell 2,500,000 common shares of NWD (hereinafter referred to as the "Sale Shares") and the Buyer had agreed to purchase the Sale Shares, at the closing trading price of US$1.61 as of 18 Jan 2007 (hereinafter referred to as the "Sale Price").

c) The parties wish to record in this Agreement the terms and conditions of the sale and purchase of the Sale Shares.

NOW IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES as follows:

1. Sale and Purchase of the Sale Shares

Subject to the terms and conditions of this Agreement, the Seller hereby agrees (as legal and beneficial owner) to sell, assign, transfer and convey to the Buyer all of its rights, obligations, title and interests in and to the Sales Shares, and the Buyer hereby agrees to purchase, acquire and accept all of the Seller's rights, obligations, title and interest in and to the sale Shares.

2. Consideration for the Purchase of Sale Shares

The consideration payable to the Seller for the purchase of the Sale Shares by the Buyer shall be USD 4,025,000 (or equivalent) (hereinafter referred to as the "Sale Consideration").

a) The Buyer shall pay the Sale Consideration within 3 days upon the signing of

the Agreement.

b) After obtaining the Sale Consideration, the Seller will instruct its legal counsel to process the sales transfer process for the Sale Share.

3. Due Diligence

As the Sale Share is listed in AMEX, there will not be any Due Diligence required.

4. Completion Date

a) The Sale and Purchase transaction shall be completed within 3 weeks after the signing of the Agreement.

b) The Seller shall deliver the following documents to the Buyer upon the Completion Date

(i) Original share certificates evidencing the Sale Shares

5. Modification of This Agreement

This Agreement may not be modified, amended or terminated except in writing signed by the Seller and the Buyer or their respective successors or assigns.

6. Arbitration

Any dispute, controversy or claim arising out of or in relation to this Agreement or the breach, termination or invalidity thereof, if the same cannot be settled amicably among the Parties concerned, shall be settled by final and binding arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The arbitration proceedings shall take place in Hong Kong

7. Governing Law

This Agreement shall be construed in accordance with and governed by the laws of Hong Kong.

SIGNED by ____________________
For and on behalf of
New Dragon Asia Food Limited
as Seller

SIGNED by ____________________
For and on behalf of
CHAN Kong Sang
as Buyer